UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2010

NEXT GENERATION ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-33039	88-0169543
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

7351 (N) Lockport Place, Lorton, VA 22079
 (Address of principal executive offices) (Zip Code)

(703) 372-1282
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into Material Definitive Agreement.

On April 16, 2010, Next Generation Media Corp. (the “Registrant”) entered into an Assignment and Assumption Agreement with Knox County Minerals, LLC (“Knox County”), under which the Registrant acquired Knox County’s interest in a Real Estate Purchase Option (the “Purchase Option”) dated March 25, 2010 by and between Knox County and James R. Golden and John C. Slusher (the “Sellers”).

In consideration for the Purchase Option, the Registrant has the right to purchase the oil and gas mineral rights under 6,615 acres of land in Knox County, Kentucky for $1,575,000, less $100,000 paid by Knox County upon execution of the Purchase Option and less any amounts paid to extend the time to exercise the Purchase Option.  The Registrant was required to exercise the Purchase Option within 120 days after March 25, 2010, provided that it had the right to extend the deadline for up to four thirty (30) day periods upon payment to the Sellers of $25,000.  Closing under the Purchase Option must occur twenty-five (25) days after the date Registrant gives the Sellers notice of its intent to exercise the Purchase Option.  In addition, ad valorem property taxes will be prorated as of the date of closing.

In consideration for the assignment of the Purchase Option, the Registrant agreed to pay Knox County (a) $600,000 in the form of a promissory note secured by the property, (b) a 9% overriding royalty interest in all gross gas that is produced from the property, and (c) conveyance of a parcel containing 1,100 acres in the event the Purchase Option is exercised.  The promissory note will be secured by the property acquired upon exercise of the Purchase Option, provides for interest at the rate of 6% per annum, and all principal and interest is payable in full sixty (60) months from the date of the note, or April 16, 2015.

The Registrant paid $25,000 to extend the deadline to close for thirty days, but did not close by the extended closing deadline, which has expired.  However, the Registrant has reached an oral agreement with the Sellers under which the Sellers will provide seller financing for the purchase price in the form of a note, provided the Registrant makes a down payment on the purchase price.  The Registrant is currently trying to raise funds in a private placement to fund the down payment.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On October 22, 2010, the Registrant issued 4,750,000 shares of common stock to Darryl Reed for $47,500, or $0.01 per share.  Mr. Reed is our chairman and chief executive officer.  Mr. Reed paid for the shares by crediting the purchase price against amounts owed him for compensation.

On October 22, 2010, the Registrant issued 4,650,000 shares of common stock to Joel Sens for $46,500, or $0.01 per share, as compensation for services rendered.  Mr. Sens is a director and officer of the Registrant.

The shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933.

Section 8 - Other Events

Item 8.01 Other Events.

The Registrant has entered the business of acquiring and holding interests in the energy business, including but not limited to owning natural gas and petroleum oil properties, natural gas and oil royalty interests in existing energy producing properties, ownership interests in proven reserves, and other activities associated with hydrocarbon energy markets.   The Registrant’s underlying strategy is to acquire energy properties that have high intrinsic future value when developed and to generate existing, reliable revenue streams from acquiring interests in operating and proven gas and oil wells.

The Registrant has recently retained geologists to assist it in performing research, collecting and analyzing materials associated with properties it is considering for acquisition, partnerships or other vested interests.  As needed, the Registrant will also engage the services of established professional services firms comprised of geologists, oil and gas field developers, attorneys, surveyors, etc. These professionals assist in performing a comprehensive analysis of potential acquisitions for inclusion in our portfolio.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEXT GENERATION MEDIA CORP.

Date: October 22, 2010	/s/ Darryl Reed

By: Darryl Reed, Chief Executive Officer

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